Exhibit 99.1
Bookham Announces Dr. Giorgio Anania
to Step Down as Chief Executive Officer
SAN JOSE, Calif., — Feb. 15, 2007 — Bookham, Inc., (Nasdaq: BKHM), announced today that the board of directors and Dr. Giorgio Anania have mutually agreed that Dr. Anania will step down from his position as Bookham’s president and chief executive officer, as well as resign his seat on the Company’s board of directors, effective immediately. Dr. Peter Bordui, the Company’s current non-executive chairman of the board of directors, has assumed the position of president and chief executive officer on an interim basis.
“We thank Giorgio for his hard work and dedication to Bookham over the past eight years,” said Dr. Bordui. “Under Giorgio’s leadership, the Company completed its IPO and successfully transitioned from being a niche supplier of silicon photonics to a leading supplier of telecom optical components, having acquired and integrated a number of companies and significantly increasing Bookham’s market share. We are grateful for his efforts and wish Giorgio every success in the future.”
Dr. Bordui has more than 15 years of senior-level management experience in the optical components industry. He has served as a director at Bookham since September 2004 and was appointed Chairman in February 2005. Prior to joining Bookham, Dr. Bordui served on the board of directors of New Focus, which was acquired by Bookham in 2004. Before joining New Focus, Dr. Bordui served in senior-level positions at JDS Uniphase, and Crystal Technology, a Siemens Company and optical component manufacturer. Dr. Bordui holds bachelors, masters, and Ph.D. degrees in Materials Science and Engineering from the Massachusetts Institute of Technology.
“During this important transition period and beyond, the Company’s priority is to execute on the stated overhead cost reduction plans and achieve sustained profitability,” said Dr. Bordui. ”We on the board of directors are committed to working with the Bookham team to build on the Company’s operational excellence and strong market position.”
“I enjoyed the opportunity to lead Bookham during this important stage of the Company’s development,” said Dr. Anania. “It has been an honor for me to work with the many talented people throughout the organization, notwithstanding all the difficult periods we have lived through together in these last few years. I believe Bookham has tremendous potential and I wish the Company much success in the years ahead.”
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., and Onetta, Inc. The company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
     For more information contact:

Steve Abely
Chief Financial Officer
(408) 383-1400
ir@bookham.com
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@bookham.com